EXHIBIT 15
DELOITTE & TOUCHE LLP
          ----------------------------------------------------
          3900 US Bancorp Tower    Telephone:  (503) 222-1341
          111 SW Fifth Avenue      Facsimile:  (503) 224-2172
          Portland, OR  97204-3698



October 31, 1995




Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon  97209

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended September 30, 1995 and 1994, as indicated in our report dated October 31, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended September 30, 1995, is incorporated by reference in Registration Statement Nos. 33-63017 and 33-63585, Post-Effective Amendment No. 1 to Registration Statement No. 2-76276, and Post-Effective Amendment No. 2 to Registration Statement No. 2-77195 on
Form S-8, and in Registration Statement Nos. 33-64014, 33-51271, and 33-53795 and Post-Effective Amendments No. 1 to Registration Statement Nos. 33-1304 and 33-20384 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP